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                                   EXHIBIT 99


For more information:


Matthew Kyler               Deb O'Halloran               F. Chet Taylor
Stockwalk.com Group, Inc.   Kinnard Investments, Inc.    R.J. Steichen & Company
mkyler@stockwalk.com        dohalloran@jgkinnard.com     ctaylor@rjsteichen.com
612-542-3626                612-370-2767                 612-341-8364


              STOCKWALK.COM GROUP, INC., KINNARD INVESTMENTS, INC.

                AND R.J. STEICHEN & COMPANY ANNOUNCE COMBINATION


MINNEAPOLIS...JUNE 6, 2000...Stockwalk.com Group, Inc. (Nasdaq: STOK), Kinnard Investments, Inc. (Nasdaq: KINN) and privately owned R.J. Steichen & Company today announced they will combine their securities brokerage and investment banking firms under the Stockwalk.com Group holding company.

In the Kinnard agreement, Kinnard shareholders will receive $6.00 cash and one-half share of registered Stockwalk common stock for each share of outstanding Kinnard common stock. Holders of Kinnard options and warrants will be cashed out as part of the agreement. In the Steichen merger agreement, the sole shareholder of Steichen will receive approximately 4,300,000 shares of restricted Stockwalk common stock in exchange for the outstanding common stock of Steichen and up to an additional 2,000,000 shares, based upon Steichen's operations during the two years following completion of the transaction.

The Steichen transaction is expected to close in July 2000 and the Kinnard transaction is expected to close in September 2000. Both transactions are subject to regulatory and shareholder approval. Steichen and Kinnard will continue to be operated as independent subsidiaries of Stockwalk.com Group, Inc., and John E. (Jack) Feltl, the sole shareholder of Steichen, and John C. Feltl will become directors of Stockwalk.com Group, Inc.

Combined, Stockwalk, Kinnard and Steichen had revenues in excess of $180 million for the twelve months ended March 31, 2000, which is the fiscal year end of Stockwalk.com group. The three firms employ more than 850 people, including more than 400 registered representatives. Outside of Minneapolis, the three firms also operate 34 branch offices in eight states.

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Eldon Miller, chairman and CEO of Stockwalk.com Group, Inc., stated, "This is an historic day for Stockwalk.com Group. The combination of Kinnard Investments and R.J. Steichen & Company with our Miller, Johnson & Kuehn subsidiary creates a stronger and more dynamic company for our collective clients, shareholders and employees. It also closes the gap between our firm and the larger regionally-based firms with which we compete. Best of all, these transactions give us the opportunity to work with some of the top entrepreneurs and investment professionals in the upper Midwest."

Previously, Kinnard announced a search for strategic alternatives to maximize shareholder value. Commenting upon the transaction, William F. Farley, chairman and CEO of Kinnard, stated that the acquisition terms satisfy the Company's objectives. "I am excited about the future of the combined enterprise as is our entire board which has enthusiastically endorsed this merger. This business combination will provide added value and services to Kinnard's customers and offer expanded opportunities to the talented staff that we have assembled at Kinnard to contribute to the larger organization. I am particularly pleased that Kinnard will continue to operate independently and carry on the tradition and success achieved by its leadership over the years."

Jack Feltl, president and CEO of R.J. Steichen & Company, said, "R.J. Steichen will continue to operate independently as the oldest brokerage firm in Minnesota carrying on its original name. This transaction will allow us jointly to compete for bigger transactions and ultimately give our clients new opportunities to grow their wealth. We recognize that the securities industry is undergoing great change and this combination will give us a platform to continue to enhance service for our clients' investment needs."

U.S. Bancorp Piper Jaffray acted as a financial advisor to Kinnard Investments in connection with the transaction. Negotiations between Stockwalk and Steichen were conducted directly by the principals.

ABOUT STOCKWALK.COM GROUP, INC.

Based in Minneapolis, Stockwalk.com Group, Inc. is the parent company of MJK Holdings, Inc. which owns Miller, Johnson & Kuehn, Incorporated, a full-service brokerage and Stockwalk.com, Inc., an online trading company. Both subsidiaries are members of the National Association of Securities Dealers (NASD) and the Securities Investor Protection Corporation (SIPC). For more information visit www.stockwalk.com. AOL keyword "Stockwalk."

ABOUT KINNARD INVESTMENTS, INC.

Founded in 1944, Kinnard Investments, Inc. is a Minneapolis-based financial services holding company which serves the needs of retail and institutional clients by focusing on emerging growth companies in the upper Midwest for its investment banking, research and market activities, and by specializing in the origination and trading of corporate and municipal fixed income products. Additional information regarding Kinnard is available on the Web at www.jgkinnard.com.

ABOUT R.J. STEICHEN & COMPANY

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Roman Steichen founded R.J. Steichen & Company in 1929. His son, John Steichen,
later took over the business. Jack Feltl began working as a retail broker with the firm in 1970. When John Steichen retired in 1986, Jack purchased the firm from him and has guided it ever since. Today, Steichen is a full-service brokerage firm with an emphasis on regional emerging growth companies. Steichen is a member of the NASD and SIPC.

Forward Looking Statement: The matters set forth in this public dissemination, including management's expectations regarding future growth and profitability, are forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that could cause actual results to differ materially from such statements. These potential risks and uncertainties include, among other factors, the volatile nature of financial markets and the securities industry, rapidly growing competition in the financial services industry, dependence on and competition for experienced personnel, successful implementation of the company's long-term strategy and federal and state regulatory and legislative changes.


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